United States Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 16, 2006
Lannett Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31298	23-0787699

(State or other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)
9000 State Road
Philadelphia, PA 19136
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (215) 333-9000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(d) Election of Directors
     On May 16, 2006, Jeffrey Farber was elected to the Board of Directors of Lannett Company, Inc. (the “Company”). Jeffrey Farber joined the Company in August 2003 as Secretary. For the past 13 years, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor. Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years. At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division. Mr. Farber also spent time working at Major’s manufacturing division – Vitarine Pharmaceuticals – where he served on its Board of Directors. Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University. Mr. Farber is the son of William Farber, the Chairman of the Board of Directors and the principal shareholder of the Company.
     The Company had sales of approximately $572,000, $587,000 and $348,000 during the fiscal years ended June 30, 2005, 2004 and 2003, respectively, to Auburn. Accounts receivable includes amounts due from Auburn of approximately $179,000, and $117,000 at June 30, 2005 and 2004, respectively. In the Company’s opinion, the terms of these transactions were not more favorable to Auburn than would have been to a non-related party.
ITEM 9.01 Financial Statements and Exhibits
(d)	Exhibits
99.1	Press Release dated May 19, 2006 of Lannett Company, Inc.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lannett Company, Inc.
(Registrant)

By:	/s/ Arthur Bedrosian
Name:	Arthur Bedrosian
Title:	President and Chief Executive Officer
Dated: May 19, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 19, 2006 of Lannett Company, Inc.

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